Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information
Tim Dolan
Investor Relations
timothy.dolan@icrinc.com
617-956-6727
Gregg Waldon
Chief Financial Officer
gregg.waldon@softbrands.com
612-851-1805
SoftBrands Announces Fourth Quarter and Fiscal 2006 Results
MINNEAPOLIS— December 20, 2006—SoftBrands, Inc. (Amex: SBN), a global supplier of enterprise application software, today announced its financial results for the fourth quarter and fiscal year ended September 30, 2006.
Revenues for the fourth quarter fiscal 2006 were $19.0 million, compared with revenues of $17.1 million in the fourth quarter fiscal 2005. Maintenance revenue accounted for 65 percent of total revenues in the current quarter, an increase from 61 percent of revenues in the fourth quarter fiscal 2005.
The company reported an operating loss of $12.3 million in the fourth quarter fiscal 2006, which included purchased in-process research and development expense of $11.4 million related to the HIS acquisition, restructuring charges of $0.2 million, non-cash amortization of intangibles expense of $0.8 million and non-cash stock compensation expense of $0.3 million. This compares to operating income of $0.1 million in the fourth quarter fiscal 2005, which included non-cash amortization of intangibles expense of $1.0 million. The company reported a net loss available to common shareholders of $17.0 million, or a loss of $0.42 cents per diluted share, for the fourth quarter fiscal 2006, compared with a loss of $3.3 million, or a loss of $0.08 per diluted share, for the fourth quarter fiscal 2005.
Randy Tofteland, SoftBrands’ president and chief executive officer, said “Our fourth quarter was a transition quarter, during which we restructured the operations of our hospitality business to position it for improved profitability, at the same time we announced and began integrating our highly strategic acquisition of HIS. We are very excited by the progress made to date and the long-term growth opportunity that we are well positioned to capitalize on in the hospitality sector.”
Tofteland continued, “In addition to the significant activity in our hospitality business, we continued our transition to more of an indirect sales model in our manufacturing business. This is a long-term process, but we continue to make progress in building a foundation to support future growth, which we believe will come as a result of our domain expertise, broad and deep manufacturing solution and overall commitment to our partnership with SAP.”

“As we look to fiscal 2007, we are optimistic about the company’s outlook. We believe SoftBrands is well positioned to restore top line growth and profitability and generate solid cash from operations,” Tofteland concluded.
Other highlights of the fourth quarter and other recent developments include:
•	Signing of a global, multi-year agreement with a multinational food company to supply the Fourth Shift Edition for SAP Business One solution to plants within its many operating divisions.

•	Closed the largest Medallion deal in the company’s history, passing the 1,000th installation of Medallion.

•	Successfully launched Karyon Software as a Service offering in November.

•	Launched Fourth Shift Edition for SAP Business One in China; and signed the first customer.

•	Partnered with Wincor Nixdorf to bring Medallion to Polish Hospitality market.

•	Partnered with CP CIM-POOL, a Swiss software developer, to further reach into the discrete manufacturing mid-market
In the company’s manufacturing business, fourth quarter fiscal 2006 revenues were $12.4 million, compared with $13.1 million in the fiscal 2005 period. Fourth quarter fiscal 2006 operating income in manufacturing was $0.6 million, a decline from $1.2 million in the prior year’s fourth quarter due to increased investment in sales and marketing resources for Fourth Shift Edition for SAP Business One and the continued transition toward a primarily indirect sales model.
In the company’s hospitality business, fourth quarter fiscal 2006 revenues were $6.6 million, a significant increase from $4.0 million in the prior year’s quarter due to the acquisition of HIS. In the fourth quarter fiscal 2006, SoftBrands’ hospitality business generated an operating loss, excluding the purchased in-process research and development expense of $11.4 million, of $1.5 million compared to an operating loss of $1.1 million from the fourth quarter fiscal 2005.
From a geographic perspective, 60 percent of our revenues were generated in the Americas in the quarter; 28 percent in the EMEA region; and 12 percent in the Asia Pacific region. This compares to a respective mix of 54 percent, 32 percent and 14 percent in the prior year’s quarter.
Full Year Results
Revenues for the full fiscal year 2006 were $69.3 million, compared with $70.8 million in fiscal 2005.
The operating loss for the fiscal year 2006 was $16.4 million, which included purchased in-process research and development of $11.4 million related to the HIS acquisition, $0.2 million in restructuring costs, $3.6 million in non-cash amortization of intangibles expense and $1.9 million in non-cash stock compensation expense. In fiscal 2005, the company generated operating income of $1.3 million, which included the benefit of approximately $0.3 million related to the reversal of restructuring related costs and $4.3 million in non-cash amortization of intangibles expense.
SoftBrands reported a net loss available to common shareholders of $21.1 million, or a loss of $0.52 cents per diluted share for full year ended September 30, 2006, compared with net income of $7.2 million, or $0.18 cents per diluted share, for the full year ended September 30, 2005. Net income in the 2006 fiscal year includes $0.4 million income from discontinued operations and in the 2005 fiscal year period includes income from discontinued operations of $10.3 million from a distribution from the AremisSoft Corporation Liquidating Trust, net of tax.

Cash and Liquidity
As of September 30, 2006, SoftBrands had $14.5 million in total cash and cash equivalents, an increase of $1.8 million from $12.7 million at June 30, 2006.
Conference Call
SoftBrands will hold its fourth quarter earnings conference call at 10:00 am Eastern Time on December 21, 2006. Interested parties may also listen to the call by dialing 866-700-6293 or international 617-213-8835 (passcode: 99716763). A live webcast will also be available at SoftBrands’ website at www.softbrands.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available through December 28, 2006. The replay number is 888-286-8010 and international 617-801-6888 (passcode: 26243741). The webcast will be archived on SoftBrands’ website for approximately one year.
We anticipate filing our Form 10K Thursday December 21, 2006.
Forward-Looking Statements
All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in filings by SoftBrands with the SEC, including:
•	Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments or the geographies we serve;

•	Our increasing dependence upon our relationship with SAP;

•	Our ability to effectively integrate the HIS business;

•	Our ability to timely complete and introduce, and the market acceptance of our new products;

•	Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•	Our ability to manage international operations;

•	Our ability to maintain and expand our base of clients on software maintenance programs;

•	The effects of and our ability to rapidly adapt to changes in standards for operating systems, databases and other technologies; and

•	Our ability to successfully upgrade our financial systems
About SoftBrands
SoftBrands, Inc. is a leader in providing software solutions for businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has approximately 875 employees, is headquartered in Minneapolis, Minn., with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at http://www.softbrands.com.

SoftBrands, Inc.
Consolidated Balance Sheets
in thousands, except share and per share data
(Unaudited)

	September 30,	September 30,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$14,520	$16,034
Accounts receivable, net	7,555	5,363
Prepaid expenses and other current assets	3,542	1,134

Total current assets	25,617	22,531
Furniture, fixtures and equipment, net	2,787	1,986
Restricted cash	73	648
Goodwill	35,021	22,947
Intangible assets, net	10,844	3,783
Other long-term assets	705	6

Total assets	$75,047	$51,901

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term obligations and capital leases	$2,618	$260
Accounts payable	2,110	2,240
Accrued expenses	6,870	5,707
Accrued restructuring costs	936	203
Deferred revenue	22,560	15,355
Other current liabilities	1,288	1,352

Total current liabilities	36,382	25,117

Long-term obligations and capital leases	19,302	—

Other long-term liabilities	835	292

Total liabilities	56,519	25,409

Stockholders’ equity:

Series A Convertible Preferred Stock, $0.01 par value; 300,000 shares authorized; no shares issued or outstanding	—	—
Series B Convertible Preferred Stock, $0.01 par value; 4,331,540 shares authorized, issued and outstanding; liquidation value of $4,591	5,068	5,068
Series C-1 and Series C Convertible Preferred Stock, $0.01 par value, 18,000 shares authorized, 18,000 shares issued and outstanding; liquidation value of $18,000 plus unpaid dividends	18,000	15,065
Series D Convertible Preferred Stock, $0.01 par value, 6,673 shares authorized, 6,000 shares issued and outstanding; liquidation value of $6,000 plus unpaid dividends	5,051	—
Common Stock, $0.01 par value; 110,000,000 shares authorized; 41,024,960 and 40,030,000 shares issued and outstanding, respectively	410	400
Additional paid-in capital	173,791	173,756
Accumulated other comprehensive loss	(1,670)	(1,893)
Accumulated deficit	(182,122)	(165,904)

Total stockholders’ equity	18,528	26,492

Total liabilities and stockholders’ equity	$75,047	$51,901

SoftBrands, Inc.
Consolidated Statements of Operations
in thousands, except per share data
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Software license	$2,136	$2,556	$8,707	$10,452
Maintenance and support	12,376	10,486	43,823	43,537
Professional services	4,036	3,254	14,619	13,309
Third-party software and hardware	496	827	2,140	3,483

Total revenues	19,044	17,123	69,289	70,781

Cost of revenues:
Software licenses	629	919	3,130	4,503
Maintenance and support	3,484	3,509	13,375	14,094
Professional services	3,626	2,459	13,007	10,421
Third-party software and hardware	474	532	1,600	2,519

Total cost of revenues	8,213	7,419	31,112	31,537

Gross profit	10,831	9,704	38,177	39,244

Operating expenses:
Selling and marketing	3,987	3,078	13,343	11,026
Research and product development	3,300	2,183	10,962	8,425
General and administrative	4,281	4,310	18,673	18,744
Purchased in-process research and development	11,400	—	11,400	—
Restructuring related	196	—	196	(261)

Total operating expenses	23,164	9,571	54,574	37,934

Operating income (loss)	(12,333)	133	(16,397)	1,310
Interest expense	(229)	(4,016)	(238)	(7,062)
Other income (expense), net	(228)	304	134	602

Loss from continuing operations before provision for (benefit from) income taxes	(12,790)	(3,579)	(16,501)	(5,150)
Provision for (benefit from) income taxes	97	(2,190)	110	(2,151)

Loss from continuing operations	(12,887)	(1,389)	(16,611)	(2,999)

Discontinued operations
Income (loss) from discontinued operations, net of tax	—	(1,740)	393	10,343

Net income (loss)	(12,887)	(3,129)	(16,218)	7,344
Preferred stock beneficial conversion feature charge	756	—	756	—
Deemed dividend on exchange of preferred stock	2,935	—	2,935	—
Preferred stock dividends	382	132	1,201	132

Net income (loss) available to common shareholders	$(16,960)	$(3,261)	$(21,110)	$7,212

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.42)	$(0.04)	$(0.53)	$(0.08)
Discontinued operations	$—	$(0.04)	$0.01	$0.26
Net income (loss)	$(0.42)	$(0.08)	$(0.52)	$0.18

Weighted average basic and diluted shares outstanding	40,590	40,030	` 40,242	40,030

SoftBrands, Inc.
Supplemental Financial Information
in thousands
(Unaudited)
Operating Results Summary

	Three Months Ended September 30,
	2006		2005		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenue	(Loss)	Revenue	(Loss)	Revenue	(Loss)

Manufacturing	$12,445	$568	$13,128	$1,240	(5.2)%	(54.2)%
Hospitality	6,599	(12,901)	3,995	(1,107)	65.2%	NM

Total	$19,044	$(12,333)	$17,123	$133	11.2%	NM

	Fiscal Year Ended September 30,
	2006		2005		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenue	(Loss)	Revenue	(Loss)	Revenue	(Loss)

Manufacturing	$51,076	$1,849	$50,597	$3,553	0.9%	(48.0)%
Hospitality	18,213	(18,246)	20,184	(2,243)	(9.8)%	NM

Total	$69,289	$(16,397)	$70,781	$1,310	(2.1)%	NM

Certain reclassifications were made to unallocated corporate expenses in fiscal 2005 to conform with the 2006 presentation.

SoftBrands, Inc.
Supplemental Financial Information
in thousands
(Unaudited)
Revenue by Segment and Type

	Three Months Ended September 30,
	2006			2005
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total

Software licenses	$1,240	$896	$2,136	$2,070	$486	$2,556
Maintenance and support	8,140	4,236	12,376	7,703	2,783	10,486
Professional services	2,846	1,190	4,036	2,732	522	3,254
Third-party software and hardware	219	277	496	623	204	827

	$12,445	$6,599	$19,044	$13,128	$3,995	$17,123

	Fiscal Year Ended September 30,
	2006			2005
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total

Software licenses	$6,363	$2,344	$8,707	$7,679	$2,773	$10,452
Maintenance and support	31,896	11,927	43,823	30,694	12,843	43,537
Professional services	11,576	3,043	14,619	10,603	2,706	13,309
Third-party software and hardware	1,241	899	2,140	1,621	1,862	3,483

	$51,076	$18,213	$69,289	$50,597	$20,184	$70,781

SoftBrands, Inc.
Supplemental Financial Information
in thousands
(Unaudited)
Revenue by Segment and Geography

	Three Months Ended September 30,
	2006			2005			% Change
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total	Total

Americas	$7,300	$4,197	$11,497	$7,719	$1,601	$9,320	23.4%
Europe, Middle East & Africa	3,504	1,869	5,373	3,651	1,875	5,526	(2.8)%

Asia Pacific	1,641	533	2,174	1,758	519	2,277	(4.5)%

	$12,445	$6,599	$19,044	$13,128	$3,995	$17,123	11.2%

	Fiscal Year Ended September 30,
	2006			2005			%Change
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total	Total

Americas	$29,751	$8,713	$38,464	$30,696	$7,402	$38,098	1.0%
Europe, Middle East & Africa	14,372	7,376	21,748	13,088	10,377	23,465	(7.3)%

Asia Pacific	6,953	2,124	9,077	6,813	2,405	9,218	(1.5)%

	$51,076	$18,213	$69,289	$50,597	$20,184	$70,781	(2.1)%